EXHIBIT 99


   For additional information, please contact:  Mr. Charles R. Ofner
                                                (713) 496-5000


        August  10, 1994,  Houston, Texas........Reading  &  Bates
   Corporation  (RB-NYSE)  announced today  that its  wholly owned subsidiary,  Reading &  Bates Drilling Co., has  entered into a joint venture with F. J. Brown & Associates, Inc. to offer turnkey drilling services internationally and in the U.S. Gulf of Mexico. The new venture, Brown-Reading & Bates Joint Venture, is owned equally by the two companies. F. J. Brown & Associates, Inc. was founded in 1987 to offer turnkey drilling services and drilling management services both internationally and in the U.S. The company consists of approximately 50 management and technical personnel and has executed ten turnkey wells in the U.S. Gulf of Mexico during the past 18 months. The new venture's first turnkey operation is currently underway for Santa Fe Minerals in Matagorda Island Block 634 in the U.S. Gulf utilizing Reading & Bates' jackup unit George H. Galloway. A second operation has just started with Ashland Exploration in Vermilion Block 389 utilizing Diamond Offshore's Ocean Ambassador.

        The Company's Chairman  and Chief Executive  Officer, Paul
   B. Loyd, Jr. commented as follows on the venture: "Reading & Bates is pleased to form this association with one of the industry's recognized turnkey operators, and we believe our presence in virtually all of the world's markets will present a number of opportunities for the new venture in addition to those in U.S. waters. Turnkey drilling is certainly complementary to Reading & Bates' primary focus on offshore drilling with premium jackups and semisubmersibles and floating production, and this venture will allow us to be even more responsive to our clients' need worldwide."

        Reading & Bates is a New York Stock Exchange listed company, engaging in offshore drilling throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services to the upstream offshore oil and gas industry worldwide.


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